Exhibit 10.10

DeWees Guaranty

This Continuing Guaranty of Payment (“Guaranty”) is made and delivered this 30th day of November, 2007, by Bernard L. DeWees  (“DeWees”).

Recitals:

A.           3-D Service, Ltd. (“3-D”) has been engaged in the business of selling, repairing, remanufacturing and maintaining industrial electrical and mechanical equipment from its locations at 800 Nave Road SE in Massillon, Ohio, and at 870 Crescentville Road in Cincinnati, Ohio.

B.           DeWees has been the President of 3-D since its inception.  BDeWees, Inc., an Ohio corporation which is wholly owned by DeWees, has owned fifty percent (50%) of 3-D since its inception.

C.           Pursuant to the 3-D Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”), executed on November 30, 2007, Magnetech Industrial Services, Inc. (“Magnetech”) has purchased all of the Membership Interest Units of 3-D, including all Units owned by BDeWees, Inc.

D.           Magnetech would not have been willing to enter into the Membership Interest Purchase Agreement without the agreement of DeWees to execute this Guaranty, along with the execution of a similar agreement by Thomas J. Embrescia (“Embrescia”).

E.           The consummation by Magnetech of the transactions contemplated by the Membership Interest Purchase Agreement is in reliance upon the assurance of DeWees that he will comply fully with all of the terms and conditions of this Guaranty.

NOW, THEREFORE, in consideration of the payments, promises and other benefits made to or conveyed to DeWees, directly or indirectly, through the Membership Interest Purchase Agreement, and as an inducement to Magnetech to enter into the Membership Interest Purchase Agreement, DeWees hereby agrees as follows:

DeWees hereby promises and guarantees to Magnetech that upon failure of BDeWees, Inc., to promptly and fully pay any and all Indebtedness (as defined below), DeWees, subject to the limitations of the Cap, hereinafter defined, shall pay all Indebtedness to Magnetech on demand together with all expenses of enforcing this Guaranty, including attorneys’ fees, expenses and all other costs of collection under this Guaranty.  This Guaranty constitutes and is an absolute, unconditional and continuing guarantee of payment and shall apply to each and every default in payment by BDeWees, Inc., which gives rise to Indebtedness. Subject to the limits of the Cap, it is understood that repeated and successive demands may be made and recoveries had hereunder.

In this Guaranty, “Indebtedness” means all indebtedness and obligations of BDeWees, Inc., now or hereafter owing to Magnetech under Section 8.02 of the Membership Interest

Purchase Agreement, whether such indebtedness or obligations be direct or indirect, absolute or contingent, or primary or secondary.

The aggregate amount of DeWees’ guaranty obligations for any and all Indebtedness shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Cap”), provided that the Cap shall not apply to any Indebtedness related to any willful or fraudulent breach by BDeWees, Inc., of the Membership Interest Purchase Agreement or any document, instrument or agreement ancillary to the Membership Interest Purchase Agreement.

The liability of DeWees hereunder shall be discharged and this Guaranty shall terminate 120 days after payment in full of the Indebtedness if within such 120-day period no petition is filed by or against BDeWees, Inc., pursuant to the United States Bankruptcy Code, as amended from time to time, or under any similar law of any jurisdiction.  If such a petition is filed within said 120-day period, this Guaranty shall continue and shall remain in full force and effect until such time as the Indebtedness has been paid in full and is no longer subject to repayment by, or recovery from, Magnetech under any such law.

Magnetech may take new, additional or substitute security for the Indebtedness without releasing or impairing the obligation of DeWees to Magnetech hereunder, which security may be taken without notice to DeWees.  The liability of DeWees hereunder shall not be affected or impaired by any irregularity in or amendment of the Membership Interest Purchase Agreement or any documents or instruments executed in connection therewith.  DeWees agrees that this instrument shall be binding on his heirs, personal representatives, successors and assigns to the extent that such persons receive any portion of the proceeds DeWees receives, directly or indirectly, from the Membership Interest Purchase Agreement, and that the rights and benefits of this Guaranty shall inure to the benefit of the successors and assigns of Magnetech.

Magnetech shall have the right to apply all amounts received hereunder, in such amounts and in such proportions as Magnetech in its sole discretion shall determine, to the costs and expenses of enforcement and collection under this Guaranty and to the full or partial satisfaction of the Indebtedness.  Demand for payment under this Guaranty shall be effective upon Magnetech placing notice in the United States mail addressed to DeWees at the addresses stated below by first class, registered, or certified mail.

This Guaranty shall be interpreted, construed and governed by the laws of the State of Ohio, without regard to conflicts of law principles.  The parties expressly consent to exclusive personal jurisdiction and venue in the federal and state courts of the State of Ohio. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, and any provision of this Guaranty prohibited or unenforceable under applicable law shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty.

So Agreed and signed this 30th day of November, 2007.

Bernard L. DeWees

/s/ Bernard L. DeWees
Bernard L. DeWees 5316 Hawick Street, NW Canton, OH 44708

COUNTY OF STARK	)
)SS:
STATE OF OHIO	)

Before me, the undersigned, a Notary Public in and for said County and State, personally appeared Bernard L. DeWees, who acknowledged the execution of the foregoing Instrument on the date of its execution set forth above.

WITNESS my hand and Seal this 30th day of November, 2007.

My Commission Expires:	/s/ Daniel G. Miller	, Notary Public

[SEAL]
Resident of Stark County, Ohio